Exhibit 10.26

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of August 9, 2005 by and among MAST Biosurgery AG, a Swiss corporation (“MAST AG”), MAST Biosurgery, Inc., a Delaware corporation and a wholly-owned subsidiary of MAST AG (“MAST, Inc.” and, together with MAST AG, “MAST”), and Cytori Therapeutics, Inc., a Delaware corporation formerly incorporated under the name MacroPore Biosurgery, Inc. (“Cytori” and, together with MAST AG and MAST, Inc., the “parties”). Capitalized terms used but not defined herein shall have the respective meanings attributed to such terms in the Asset Purchase Agreement, by and between MAST AG and MacroPore Biosurgery, Inc., dated as of May 7, 2004 (as the same has subsequently been amended through the date hereof, the “Asset Purchase Agreement”).

WHEREAS, on June 2, 2005, MacroPore Biosurgery, Inc. filed with the American Arbitration Association under the Reference Number 50 180 T 00234 05 a demand for arbitration (the “Arbitration”) asserting claims arising out of or relating to MAST’s obligations under the Asset Purchase Agreement and related documentation (the “Demand”);

WHEREAS, on June 23, 2005, MAST responded to the Demand by filing with the American Arbitration Association an answer and counterclaims arising out of or relating to MacroPore Biosurgery, Inc.’s obligations under the Asset Purchase Agreement and related documentation (the “Counterclaims”);

WHEREAS, on June 30, 2005, MacroPore Biosurgery, Inc. and MAST AG executed a term sheet providing, among other things, for a partial settlement of the claims set forth in the Demand and in the Counterclaims and certain agreements in respect of MacroPore Biosurgery, Inc.’s Japanese Thin Film Business (as defined below); and

WHEREAS, on July 11, 2005, MacroPore Biosurgery, Inc. changed its corporate name to Cytori Therapeutics, Inc.

NOW THEREFORE, the Parties agree as follows:

1.                                       Mutual Releases and Related Matters.

(a)                                  Releases by Cytori. Cytori hereby irrevocably waives, relinquishes, fully and forever releases and discharges (i) any and all claims arising out of, or relating to, or in connection with, the matters set forth in the Demand (including, without limitation, any claims Cytori may have against MAST or any of MAST AG’s or MAST Inc.’s directors, officers, employees, agents, affiliates,  shareholders or subsidiaries in respect of MAST’s obligations under Section 2.4(b) of the Asset Purchase Agreement), other than and excluding any such claims (collectively, the “Cytori Japan Claims”) arising out of, or relating to, or in connection with, the development, manufacturing, marketing and sale of Field of Use Bioabsorbable Implants in the Territory of Japan (the “Japanese Thin Film Business”) and (ii) any Liens and security interests granted to Cytori pursuant to Section 2.10 of the Asset Purchase Agreement.

(b)                                 Release by MAST. MAST hereby irrevocably waives, relinquishes, fully and forever releases and discharges any and all claims it may have against Cytori or any of Cytori’s directors, officers, employees, agents, affiliates, shareholders or subsidiaries arising out of, relating to, or in connection with, the matters set forth in the Counterclaims, other than and excluding any such claims (collectively, the “MAST Japan Claims”) arising out of, or relating to, or in connection with, the Purchase Right (including, without limitation, MAST’s claim that Cytori depleted the economic value of the Purchase Right) and the Japanese Thin Film Business.

(c)                                  Korean Matters. Cytori shall use reasonable efforts to assist MAST in transitioning the distribution of Bioabsorbable Implants in Korea from Dongbang Healthcare Products Co., Ltd. (“Dongbang”) to a Korean distributor designated by MAST by causing Dongbang to transfer any Authorizations to such new distributor. Such efforts by Cytori are not intended to include any obligation of Cytori representatives to travel to Korea for this specific purpose.

(d)                                 Rights under the Asset Purchase Agreement. For the avoidance of doubt, any and all obligations of MAST pursuant to Section 2.4(b), 2.4(c) and 2.10 of the Asset Purchase Agreement shall be deemed satisfied in full and Cytori shall have no further rights under such provisions.

(e)                                  Sublease. As promptly as practicable following the execution of this Agreement, the Parties shall enter into a sublease agreement for the premises currently occupied by MAST at 6749 Top Gun Street, San Diego, CA 92121, such sublease to be on terms reasonably acceptable to MAST and Cytori (the “Sublease”). For the avoidance of doubt, nothing in this Agreement shall be construed as a release of any rights or claims that any Party may have pursuant to the terms of the Sublease or currently unknown claims related to MAST’s occupation of the Premises (e.g., related to environmental contamination or property damage).

2.                                       Certain Agreements Relating to the Japanese Thin Film Business.

(a)                                  Negotiations in Respect of the Japanese Thin Film Business. Promptly following the execution hereof, MAST and Cytori shall negotiate in good faith regarding the acquisition by MAST of Cytori’s Japanese Thin Film Business on terms and conditions mutually agreeable to MAST and Cytori (such period of negotiation, the “Negotiation Period”). Without limiting any rights to due diligence MAST may have pursuant to Section 2.12(e) of the Asset Purchase Agreement, Cytori acknowledges and agrees that MAST shall have the right, during such Negotiation Period, to conduct customary (with respect to substance and scope) business, legal and accounting due diligence in respect of Cytori’s Japanese Thin Film Business, and MAST and Cytori shall cooperate with each other with respect to such due diligence; provided that, unless and until MAST and Cytori agree otherwise, neither MAST nor any of its officers, employees, equity holders or advisors (including, for the avoidance of doubt, Dr. Kai Deusch) shall, during such Negotiation Period, directly contact or interact with Senko, Cytori’s regulatory advisors in Japan, the Japanese Ministry of Health, Labor and Welfare, or any of their respective employees or agents (collectively, the “Restricted Third Parties”) and, provided, further, that it shall not be deemed a lack of good faith on Cytori’s part if Cytori does not agree to any direct contact or interaction of Dr. Kai Deusch with any Restricted Third Party during the Negotiation Period. The Negotiation Period may be terminated at any time by either MAST or Cytori in its respective sole discretion by written notice to the other Party.

(b)                                 Amendment to Business Development Agreement. The Business Development Agreement by and among MAST AG and Cytori, dated as of May 13, 2004 (the “Business Development Agreement”), shall hereby be amended by deleting, in their entirety, the provisions of Section 4.2 and Article 5 by replacing such provisions with the words “[intentionally omitted].”

(c)                                  Following Expiration of the Negotiation Period. Upon termination of the Negotiation Period by either Party, MAST retains the right to pursue the MAST Japan Claims and Cytori retains the right to pursue the Cytori Japan Claims, in each case in accordance with and subject to the provisions of the Asset Purchase Agreement.

(d)                                 Matters Relating to Cytori’s Japan Study. Promptly after the execution of this Agreement, Cytori will provide to MAST a copy of the protocol of its proposed clinical study conducted in support of the Japanese Thin Film Business (the “Japan Study”). MAST shall have the right to comment on such protocol and Cytori shall consider any such comments. Until all or any part of the Japan Study becomes generally publicly available (other than through the fault of MAST), MAST will not contact or communicate with, or attempt to contact or communicate with any third person or institution participating in the Japan Study; provided that, notwithstanding the foregoing, MAST shall have the right to contact or communicate with any of its existing or prospective customers regarding matters unrelated to the Japan Study. MAST agrees to supply all Bioabsorbable Film Implants reasonably required for the conduct of the Japan Study; provided that MAST shall receive full credit (on a $50 per sheet basis) in respect of such supply upon the earlier to occur of (i) Cytori and MAST agreeing on a supply by MAST of Bioabsorbable Film Implants for the Territory of Japan or (ii) Cytori and MAST agreeing on the acquisition by MAST of Cytori’s Japanese Thin Film Business.

3.                                       Matters Pertaining to Pending Arbitration.  As soon as reasonably practicable upon the execution of this Agreement, MAST and Cytori shall dismiss all claims set forth in the Demand and in the Counterclaims in their entirety by notification in writing to the American Arbitration Association (the “AAA”) case manager. Notwithstanding anything in this Agreement to the contrary, if the Parties fail to reach agreement regarding an acquisition by MAST of Cytori’s Japanese Thin Film Business within the Negotiation Period, then, at any time following the termination of the Negotiation Period by either Party, MAST may reassert and pursue the MAST Japan Claims and Cytori may reassert and pursue the Cytori Japan Claims by filing the appropriate documentation with the AAA, provided that, if MAST so elects to assert and pursue any MAST Japan Claims, the arbitral tribunal shall make a determination as to whether MAST or Cytori is the prevailing party in such arbitration and, if MAST is so found to be the prevailing party, Cytori shall promptly reimburse MAST for any filing fees paid by MAST to the AAA (up to a maximum amount of $10,000) in connection with any such filing. In determining the “prevailing party” for purposes of the foregoing sentence, the amount of damages awarded, if any, shall not be the determinative factor.

4.                                       Certain Representations and Warranties. Each of MAST, Inc. and Cytori represents and warrants that it is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. MAST AG represents and warrants that it is a corporation duly formed, validly existing and in good standing under the laws of Switzerland. Each Party further represents and warrants that it has all necessary power and authority to enter into this Agreement to carry out the transactions contemplated herein, that all actions required to be taken by or on behalf of such Party to authorize it to execute, deliver and perform its obligations under this Agreement have been taken, and that this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally. Each Party further represents and warrants that it currently has no actual knowledge of claims against any other Party hereto beyond those set forth in the Demand and the Counterclaims, respectively; provided that this representation and warranty shall not be construed as prohibiting either Party from pursuing or asserting any claims that have not been released by such Party in accordance with Section 1 hereof or of which such Party acquires knowledge after the date hereof.

5.                                       Miscellaneous.

(a)                                  No Admission. This Agreement represents a compromise of disputed claims, and it shall not be construed as an admission or any evidence that any Party hereto has breached any obligation.

(b)                                 Further Assurances. The parties shall execute such documents and do such other things and acts as may be necessary to perform and fully carry out the terms and purposes of this Agreement, including, without limitation, all such documents and other things and acts that may be necessary to release any Liens or security interests that Cytori may have in respect of any intellectual property of MAST.

(c)                                  Application of Agreement Only to the Parties. Subject to Section 5(i) below, this Agreement is intended to confer rights and benefits only on the Parties and their respective directors, officers, employees, agents, affiliates, shareholders or subsidiaries, and only with respect to the matters described in it.

(d)                                 Breach of Terms of this Agreement. It is understood and agreed that the releases contained in Section 1 shall not be construed to include any claims that may arise between the Parties for breach of the terms of this Agreement. Nothing in this Agreement shall bar the Parties from enforcing their respective rights as provided herein.

(e) Advice of Counsel. This Agreement is the product of informed negotiations. The Parties acknowledge that they have been represented by counsel of their own choosing in connection with the negotiation and drafting of this Agreement.                       The language used in this Agreement shall be deemed to be language chosen by the Parties hereto to express their mutual intent.

(f) Entire Agreement. This Agreement constitutes and comprises the complete and entire agreement among the Parties, and fully expresses the intentions of the Parties. All agreements, covenants, representations and warranties, of any kind or nature, express or implied, oral or written, made by the Parties or their attorneys concerning this Agreement are fully set forth, expressed and contained herein. All prior and contemporaneous conversations, negotiations, term sheets, possible and alleged agreements, representations, covenants, and warranties concerning this Agreement are merged herein, and except as expressly set forth herein, all such prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants, warranties or omissions concerning the subject matter hereof are null, void, unenforceable, immaterial, and have not been relied upon in any way by any Party hereto.

(g)                                 Confidentiality. The letter agreement by and between MAST and MacroPore Biosurgery, Inc., dated June 22, 2005, shall govern this Agreement, the good faith negotiations and due diligence contemplated by Section 2(a) above, and MAST’S review of the Japan Study; provided that either Cytori shall have the right to disclose the terms of the Agreement as required by applicable security laws.

(h)                                 Governing Law; Arbitration. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws and without application of the United Nations Convention for the International Sale of Goods. Any dispute arising out of or relating to this Agreement (including the formation, interpretation or alleged breach thereof) shall be settled by final and binding arbitration conducted under the auspices of, and in accordance with, the Commercial Arbitration Rules of the American Arbitration Association, by a tribunal of three arbitrators in San Francisco, California. The results of such arbitration proceedings shall be binding upon the Parties hereto, and judgment may be entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction. Each of the Parties hereto expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each state and federal court located in California in connection with any legal proceedings hereunder.

(i)                                     Successors. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto, and each of them jointly and severally, and to each of their successors and assigns.

(j)                                     Costs of Settlement. Except as otherwise expressly provided herein, MAST and Cytori shall each pay their own expenses (including, but not limited to, all compensation and expenses of counsel) incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

(k)                                  Modification in Writing. No change or modification or termination of this Agreement shall be valid unless it is contained in a writing and signed by the Parties hereto.

(l)                                     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of signed counterparts by facsimile or other electronic means shall be fully as effective as if the original counterparts were executed and delivered.

(m)                               Asset Purchase Agreement and Business Development Agreement. The Asset Purchase Agreement and the Business

Development Agreement (each as amended or modified by this Agreement) shall remain in full force and effect.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on behalf of the parties as of the date first above written.

MAST BIOSURGERY AG

By:	/s/ Urs Felder
By:	/s/ Corinne Welti
Its: Directors

MAST BIOSURGERY, INC.

By:	/s/ Kai Deusch
Its:	Secretary

CYTORI THERAPEUTICS, INC.

By:	/s/ Mark E. Saad
Its:	Chief Financial Officer